     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                            DNAP HOLDING CORPORATION

             (Exact name of registrant as specified in its charter)

                      DELAWARE                                             75-2632242
          (State or other jurisdiction of                               (I.R.S. Employer
           incorporation or organization)                             Identification No.)

               6701 SAN PABLO AVENUE                                    ARTHUR H. FINNEL
             OAKLAND, CALIFORNIA 94608                              DNAP HOLDING CORPORATION
                   (510) 547-2395                                    6701 SAN PABLO AVENUE
           (Address, including zip code,                           OAKLAND, CALIFORNIA 94608
          and telephone number, including                                (510) 547-2395
             area code, of Registrant's                       (Name, address, including zip code,
            principal executive offices)                        and telephone number, including
                                                                area code, of agent for service)

                           --------------------------

                                    COPY TO:
                               MICHAEL C. TITENS
                            THOMPSON & KNIGHT, P.C.
                              1700 PACIFIC AVENUE
                                   SUITE 3300
                              DALLAS, TEXAS 75201
                                 (214) 969-1700
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effectiveness of the Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED (1)         UNIT(2)             PRICE(2)        REGISTRATION FEE
Common Stock, $.01 par value per share......      8,572,589             $5.75            $49,292,386          $13,703.28

(1) Maximum number of shares of DNAP Holding Corporation's common stock to be sold to record holders of common stock in this rights offering. Includes 12,000 additional shares that may be issued as a result of rounding of the number of rights to be distributed to holders of common stock as described herein.

(2) Calculated in accordance with Rule 457(g) of the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT SOLICITING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 21, 1999

PROSPECTUS

                                8,560,589 SHARES

                                     [LOGO]

                          BIONOVA HOLDING CORPORATION

                                  COMMON STOCK

                                $5.75 PER SHARE

    We are distributing transferable rights to holders of our common stock. If these holders exercise all of the rights issued to them in this rights offering, except for rights to purchase 9,130,435 shares of common stock which Bionova International, Inc. has agreed to surrender back to us at no cost, we will issue up to 8,560,589 shares of common stock.

    Our common stock is quoted on the Nasdaq National Market under the symbol "BNVA."

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE EXERCISING THE RIGHTS ISSUED IN THIS RIGHTS OFFERING.

                             ---------------------

                                                                    PER SHARE             TOTAL
Rights price..................................................        $5.75            $49,223,386
Proceeds, before expenses, to us..............................        $5.75            $49,223,386

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1

Disclosure Regarding Forward-looking Statements............................................................           7

Risk Factors...............................................................................................           7

The Rights Offering........................................................................................          13

Use of Proceeds............................................................................................          17

Plan of Distribution.......................................................................................          18

Federal Income Tax Considerations..........................................................................          18

Taxation of U.S. Stockholders..............................................................................          18

Taxation of Non-U.S. Stockholders..........................................................................          20

Taxation of Bionova Holding Corporation....................................................................          21

Price Range of Common Stock................................................................................          22

Legal Matters..............................................................................................          22

Experts....................................................................................................          22

If You Would like Additional Information...................................................................          22

                               PROSPECTUS SUMMARY

    THIS SECTION ANSWERS IN SUMMARY FORM SOME QUESTIONS YOU MAY HAVE ABOUT BIONOVA HOLDING CORPORATION AND THIS RIGHTS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS DISCUSSED UNDER "RISK FACTORS," BEFORE EXERCISING YOUR RIGHTS. IN THIS PROSPECTUS, WHEN WE USE THE TERMS "BIONOVA," "WE," "US," AND "OUR," THESE TERMS REFER TO BIONOVA HOLDING CORPORATION AND OUR SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES. WHEN WE USE THE TERM "BIONOVA INTERNATIONAL," WE ARE REFERRING TO BIONOVA INTERNATIONAL, INC., A DELAWARE CORPORATION THAT OWNS APPROXIMATELY 76.6% OF OUR COMPANY.

            QUESTIONS AND ANSWERS ABOUT BIONOVA HOLDING CORPORATION

WHAT IS BIONOVA HOLDING CORPORATION?

- Bionova Holding Corporation is a holding company for:

    - Agricola Batiz, S.A. de C.V., a Mexican corporation, of which Bionova owns 80%;

    - International Produce Holding Company, a Delaware corporation, of which Bionova owns 100%;

    - DNA Plant Technology Corporation, a Delaware corporation, of which Bionova owns 100%; and

    - VPP Corporation, a Delaware corporation, of which Bionova owns 100%.

- Please see page 3 for a chart illustrating our corporate structure.

WHAT DO WE DO?

- Through our subsidiaries, we grow, market and distribute fresh fruits and vegetables, and we develop and apply genetic engineering and transformation technologies in plants.

    - Agricola Batiz grows fresh fruits and vegetables, primarily tomatoes and peppers, in Mexico and exports fresh produce to the United States. Agricola Batiz owns 50.01% of Interfruver de Mexico, S.A. de C.V., a Mexican corporation, which markets and distributes fresh produce in Mexico, including fruits and vegetables supplied by Agricola Batiz. Agricola Batiz also owns 98% of Siembra Cultivo y Cosecha del Noreste, S.A. de C.V., a Mexican corporation, which provides labor and administrative services to Agricola Batiz. Agricola Batiz is in the process of changing its name to AgroBionova, S.A. de C.V.

    - International Produce is a holding company whose subsidiaries market and distribute fresh produce in the United States and Canada, including fruits and vegetables supplied by Agricola Batiz.

    - DNA Plant Technology develops and applies genetic engineering and transformation technologies in plants, and develops and markets premium, differentiated, fresh and processed, branded fruits and vegetables. DNA Plant Technology also licenses its technology to other agricultural companies and participates in joint ventures with other technology companies.

    - VPP develops and applies genetic engineering and transformation technologies in vegetatively propagated plants (plants that are grown from starter plants rather than from seeds).

WHAT IS OUR BUSINESS STRATEGY?

    - vertical integration within the fresh produce industry, which means involvement in all stages of the fresh produce industry from the growth and development of plants to the marketing and distribution of fresh produce;

    - growth by acquisition of complementary businesses; and

    - access to basic technology to distinguish ourselves from others in the fresh produce business.

    - In the longer term, we expect to benefit from the combination of our production, distribution and technology capabilities by focusing on the development and commercialization of improved and/or proprietary products that are developed with our technology.

WHAT IS OUR BACKGROUND AND OWNERSHIP STRUCTURE?

    Savia, S.A. de C.V. owns a 76.6% interest in our company indirectly through Bionova International. Savia was formerly known as Empresas La Moderna, S.A. de C.V. Through its wholly-owned subsidiary Bionova, S.A. de C.V., Savia entered the fresh produce industry in 1993 by agreeing to a series of business relationships with Raul Batiz Echavarria and members of his family. In February 1993, Bionova S.A. de C.V. and the Batiz family formed Agricola Batiz, to which the Batiz family transferred land and other assets used for growing and packing fresh produce. Bionova, S.A. de C.V. and the Batiz family then negotiated the structure of their joint ownership of the Batiz family's fresh produce distribution business. In December 1994, Bionova, S.A. de C.V. and the Batiz family formed International Produce to hold this business.

    In January 1996, our company was formed as a wholly-owned subsidiary of Bionova, S.A. de C.V. Later that year, Bionova, S.A. de C.V. transferred its interests in Agricola Batiz and International Produce to us, and then transferred its interest in our company to Bionova International. In September 1996, we formed a subsidiary that then merged into DNA Plant Technology. Through this merger, DNA Plant Technology became our wholly-owned subsidiary, and we issued 30% of our common stock to the former stockholders of DNA Plant Technology. In 1997, we purchased all of the minority interests held by the Batiz family in International Produce, and together with Bionova, S.A. de C.V., acquired the Batiz family interests in Agricola Batiz. In 1997, we formed VPP Corporation to research and develop vegetatively propagated plants. In October 1998, Bionova International invested $30 million in our company and increased its ownership percentage to 76.6%.

    Savia owns 88% of Seminis, Inc., the leading vegetable seed company in the world. Savia's subsidiary, Empaques Ponderosa, S.A. de C.V., is the leading producer of folding box board and folding and flexible packaging in Mexico. Savia recently acquired a majority interest in Seguros Comercial America, S.A. de C.V., the largest insurance company in Mexico.

WHAT IS OUR CORPORATE STRUCTURE?

                           [Corporate Organization Chart]

WHERE ARE WE LOCATED?

    Our corporate headquarters are located at:

    Bionova Holding Corporation
       6701 San Pablo Avenue
     Oakland, California 94608
           (510) 547-2395

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?

    We will distribute to you, at no charge, three rights for every four shares
of our common stock that you own on               ,1999. We will not distribute
any fractional rights, but will round the number of rights you are entitled to receive up to the nearest whole number. Each right entitles you to purchase one share of common stock for $5.75. Each right will expire on May 31, 2000. When you "exercise" a right, that means that you choose to purchase the common stock that the right entitles you to purchase. You may exercise any number of your rights, or you may choose not to exercise any rights.

WHAT IS A RIGHTS OFFERING?

    A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount proportional to your existing interest in our common stock. This enables you to maintain your current percentage ownership in our common stock if all stockholders, including Bionova International, exercise their rights acquired in this rights offering. If relatively few stockholders exercise their rights, the rights offering gives you an opportunity to increase your current percentage ownership in our common stock.

WILL EVERY STOCKHOLDER RECEIVE RIGHTS IN PROPORTION TO THEIR CURRENT HOLDINGS?

    Yes, except Bionova International will surrender back to us at no cost 9,130,435 rights (and will retain 4,427,195 rights) it acquires in the rights offering. The reason Bionova International has agreed to surrender these rights is because it purchased a total of 5,217,391 shares of our common stock for $30 million on October 1, 1998. Bionova International completed the purchase of common stock before the rights offering to provide us with additional capital more quickly than would have been possible through the rights offering. By surrendering these rights, Bionova International is put back where it would be if it invested its $30 million in this rights offering.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

    The rights offering is part of a recapitalization program adopted by our Board of Directors in October 1998.

    The recapitalization program has two parts:

    - Investment by Bionova International--Last October, Bionova International invested $30 million in our company to purchase 5,217,391 shares of our common stock at $5.75 per share. We used a portion of the proceeds from Bionova International's investment to repay approximately $13 million of outstanding indebtedness to Bionova International and its affiliates.

    - Rights offering--We are issuing all of our stockholders of record as of
                    , 1999, three transferable rights for every four shares of common stock you own on that date. Our Board approved this rights offering to give you the right to invest in our company on the same terms as Bionova International and share in any benefits resulting from Bionova International's $30 million investment, and to allow you to maintain or increase your current equity interest in Bionova. The proceeds from the rights offering, if any, will be used to repay our outstanding indebtedness and to fund our working capital needs.

HOW DID WE ARRIVE AT THE $5.75 PER SHARE PRICE?

    We arrived at the $5.75 per share price through negotiations with Bionova International in connection with its purchase of 5,217,391 shares of our common stock in October 1998. In order to ensure the fairness of the $5.75 per share price to our stockholders other than Bionova International, a Special Committee of our Board of Directors hired Piper Jaffray Inc., an independent investment banking firm, to give its opinion as to the fairness, from a financial point of view, of the $5.75 per share price. It was the opinion of Piper Jaffray Inc. that the $5.75 per share price to be paid by Bionova International was fair to our stockholders. The Special Committee recommended that we give all of our stockholders the same opportunity to purchase shares of our common stock as was afforded Bionova International. Through this rights offering, we are offering you the opportunity to purchase additional shares in an amount proportional to your existing interest in our common stock at the same price per share as was paid by Bionova International in October 1998.

HOW DO I EXERCISE MY RIGHTS?

    If you are the registered holder of shares of common stock on
              , 1999, you must properly complete the attached rights certificate and forward it to The Bank of New York Company, Inc. on or before May 31, 2000. The address for The Bank of New York Company, Inc. is on page 16. Your rights certificate must be accompanied by proper payment for each share that you wish to purchase. If you are a beneficial owner of shares of common stock on
              , 1999 and such shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you will need to contact such nominee to exercise your rights. See "The Rights Offering--Exercise of Rights" and "Method of Payment" for more information on how to exercise your rights.

AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND?

    No. Once you send in your rights certificate and payment, you cannot revoke the exercise of your rights.

IS EXERCISING MY RIGHTS RISKY?

    The exercise of your rights involves a degree of risk. You should carefully consider the "Risk Factors" described in this prospectus, beginning on page 7.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY RIGHTS?

    You will retain your current number of shares of common stock even if you do not exercise your rights. If you do not exercise your rights, your current percentage ownership in Bionova, and your voting rights could be diluted if other stockholders, including Bionova International, decide to exercise their rights. See "Risk Factors--Dilution" for more information regarding the dilution of your interest if you do not exercise your rights.

CAN I SELL MY RIGHTS?

    Yes, the rights are transferable, but there is currently no active trading market for the rights. We do not intend to apply for a listing or quotation for the rights on any stock exchange or stock market. Therefore, we cannot assure you that you will be able to sell your rights at all or at a price that is satisfactory to you. See "Risk Factors--Because no prior market for the rights exists, you may be unable to sell or transfer the rights" for more information on your ability to transfer the rights without exercising them for common stock.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY RIGHTS?

    The receipt and exercise of your rights are intended to be nontaxable. Stockholders who sell their rights may be taxed on all or a portion of the proceeds from that sale. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations" for more information regarding the taxation of your exercise of the rights.

WHEN WILL I RECEIVE MY NEW SHARES?

    If you purchase shares of common stock through the rights offering, we will send you certificates representing those shares as soon as practicable after you exercise your rights.

HOW MUCH MONEY WILL BIONOVA RECEIVE FROM THE RIGHTS OFFERING?

    Our gross proceeds from the rights offering depend on the number of shares that are purchased upon exercise of rights. If our stockholders, including Bionova International, exercise all the rights other than the 9,130,435 rights Bionova International will surrender to us at no cost, we will receive proceeds of approximately $49.2 million.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

    We intend to use the proceeds from the rights offering to repay certain of our outstanding debt and for additional working capital. See "Use of Proceeds" for additional information on our use of the proceeds from this offering.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

    The number of shares of common stock outstanding after the rights offering depends on the number of shares that are purchased before the rights offering ends. If our stockholders, including Bionova International, exercise all of their rights (other than the rights Bionova International will surrender to us) then we will issue a total of 8,560,589 new shares of common stock. We will then have approximately 32,148,620 shares of common stock issued and outstanding after the rights offering.

ARE THERE DIFFERENCES BETWEEN EXERCISING THE RIGHTS IN THIS RIGHTS OFFERING AND
  BUYING SHARES OF BIONOVA'S COMMON STOCK IN THE OPEN MARKET?

    Yes. Some of the differences are:

    - Price--It will cost you $5.75 per share of common stock purchased in the rights offering. The price per share of common stock purchased on the open market may be higher or lower than the $5.75 per share price. On April 16, 1999, the last reported sales price of the common stock on the Nasdaq National Market was $3.50 per share. See "Price Range of Common Stock" for more information on historical prices of our common stock.

    - Limit on number of shares--You are only entitled to purchase an additional
      three shares for every four shares you owned on               , 1999. If
      you want to significantly increase your ownership interest in Bionova, you may be able to acquire more shares of common stock at a lower price on the open market.

    - Dilutive effect--A purchase on the open market will increase your ownership interest in Bionova slightly more than exercising the same number of rights because of the dilution that results from issuances of additional shares by Bionova.

WHO CAN I TALK TO IF I HAVE MORE QUESTIONS?

    If you have more questions about the rights offering, please contact:

       Corporate Investor Communications, Inc.
       111 Commerce Road
       Carlstadt, New Jersey 07072
       (877) 460-2558

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including statements regarding our financial position, business strategy, prospects, plans and objectives of our management for future operations, and industry conditions, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give you no assurance that these expectations will prove to be correct. In addition to important factors described elsewhere in this prospectus, the following "Risk Factors," sometimes have affected, and in the future could affect, our actual results and could cause these results during 1999, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf.

                                  RISK FACTORS

    In deciding whether to exercise your rights, and when you evaluate our performance and the forward-looking statements in this prospectus, you should carefully consider the following risk factors, as well as the other information contained in this prospectus.

RISKS RELATING TO OUR FARMING AND DISTRIBUTION BUSINESS

FLUCTUATIONS IN SUPPLY AND DEMAND MAY CAUSE PRICE FLUCTUATIONS RESULTING IN OUR
  INABILITY TO COVER OUR COSTS

    The fresh produce business is particularly sensitive to fluctuations in supply and demand. When the supply of produce in the market exceeds the demand for these products, the market price for fresh produce may be driven down significantly, in some instances below the cost of harvesting and packing. In such situations it may be uneconomical for us to harvest a crop, resulting in a total loss of the costs incurred in growing the crop. Even when market prices are sufficient to allow us to recover our direct harvesting and packing costs, prices may not be high enough to allow us to recover our costs associated with growing our products and/or overhead and other indirect costs. In addition, oversupply can affect the prices we obtain for our produce. Oversupply can result from, among other reasons, an increase in the number of growers, an increase in the acreage allocated by growers to a particular crop, unusually favorable growing conditions or increased supply from foreign competitors (which could be caused by a variety of economic and climatic factors in our competitors' home countries).

LIMITED BARRIERS OF ENTRY INTO THE FARMING AND PRODUCE DISTRIBUTION INDUSTRY CAN
  RESULT IN OVERSUPPLY OF OUR PRODUCTS WHICH DECREASES OUR PROFITABILITY

    The relatively low capital requirements for farming and produce distribution permit relatively easy entrance into the fresh produce business, which in turn can result in oversupply.

BAD WEATHER CAN AFFECT THE AMOUNT OF PRODUCE WE CAN SELL, WHICH CAN DECREASE OUR
  REVENUES AND PROFITABILITY

    Weather conditions greatly affect the amount of fresh produce we bring to market, and, accordingly, the prices we receive for our produce. Storms, frosts, droughts, and particularly floods, can destroy a crop and less severe weather conditions, such as excess precipitation, cold weather and heat, can kill or damage significant portions of a crop. Conversely, unusually favorable weather conditions can result in oversupply that drives down the prices realized by producers, including Agricola Batiz.

CROP DISEASE CAN AFFECT THE AMOUNT OF PRODUCE WE CAN SELL WHICH CAN DECREASE OUR
  REVENUES AND PROFITABILITY

    Crop disease and pestilence can be unpredictable and can have a devastating effect on our crops, rendering them unsalable and resulting in the loss of all or a portion of the crop for that harvest season. Even when only a portion of our crops are damaged, the profits we could have made on the crop will be severely affected because the costs to plant and cultivate the entire crop will have been incurred although we may experience low yields or may only be able to sell a portion of our crop.

LABOR SHORTAGES AND UNION ACTIVITY CAN AFFECT OUR ABILITY TO HIRE WORKERS TO
  HARVEST OUR CROPS WHICH CAN HURT OUR FINANCIAL CONDITION

    The production of fresh produce is heavily dependent upon the availability of a large labor force to harvest crops. The turnover rate among the labor force is high due to the strenuous work, long hours, necessary relocation and relatively low pay. To the extent it becomes necessary to pay more to attract labor to farm work, our labor costs can be expected to increase.

    The Mexican farm work force retained by Agricola Batiz is unionized. If the union attempts to disrupt production and is successful on a large scale, labor costs will likely increase and work stoppages may be encountered, which would be particularly damaging in our industry where harvesting crops at peak times and getting them to market on a timely basis is critical. The majority of fresh produce is shipped by truck. In the United States and in Mexico, the trucking industry is largely unionized and therefore susceptible to labor disturbances. As a result, delivery delays caused by labor disturbances in the trucking industry or any other reason could limit our ability to get fresh produce to market before it spoils.

AGRICOLA BATIZ'S RELIANCE ON LEASES AND PRODUCTION ASSOCIATIONS COULD RESULT IN
  INCREASED COSTS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

    Agricola Batiz relies on agricultural land leased from others and production associations with other growers for a large part of its supply. If the other parties to these leases and other arrangements were to choose not to renew their agreements with Agricola Batiz, Agricola Batiz would be required to locate alternate sources of supply and/or land or, in some cases, to pay increased rents for land. In addition to increased rental rates, increases in land costs could result from increases in water charges, property taxes and related expenses.

OUR DEPENDENCE ON ONE SUPPLIER EXPOSES US TO RISKS IF OUR RELATIONSHIP WITH THAT
  SUPPLIER IS NOT MAINTAINED

    One grower in Baja California, Santa Cruz Empacadora, S. de R.L. de C.V., accounted in 1998 for approximately 12% of our consolidated sales. Agricola Batiz has recently entered into a five-year production association agreement with this grower that extends through 2003.

OUR PARTICIPATION IN AN INDUSTRY WITH NUMEROUS COMPETITORS CAN DECREASE OUR
  SALES AND THEREFORE OUR PROFITABILITY

    The fresh produce industry in general, and the tomato industry in particular, is characterized by a large number of competitors at both the production and distribution levels. We are one of many companies engaged in research and product development activities based on agricultural biotechnology. Our competitors include specialized biotechnology firms, as well as major pharmaceutical, food and chemical companies, many of which have substantial financial, technical and marketing resources.

RISKS RELATING TO OUR SCIENTIFIC RESEARCH AND DEVELOPMENT BUSINESS

GOVERNMENT REGULATION CAN CAUSE DELAYS AND INCREASED COSTS WHICH DECREASE OUR
  REVENUES AND PROFITABILITY

    Our subsidiaries' activities in the United States are extensively regulated by the Food and Drug Administration, the United States Department of Agriculture, the Environmental Protection Agency, and other federal and state regulatory agencies in the United States. Similarly, our subsidiaries' activities in Mexico are extensively regulated by the Secretaria de Agricultura, Ganaderia y Desarrollo Rural, the Secretaria de Salud, and other federal and state regulatory agencies in Mexico. Also, certain of our products may require regulatory approval or notification in the United States or in other countries in which they are tested, used or sold. The regulatory process may delay research, development, production, or marketing and require more costly and time-consuming procedures, and there can be no assurance that requisite regulatory approvals or registration of certain of our current or future genetically engineered products will be granted on a timely basis.

IF THE PRODUCTS WE DEVELOP AND MARKET ARE NOT COMMERCIAL SUCCESSES, WE WILL NOT
  RECOUP OUR DEVELOPMENT AND PRODUCTION COSTS WHICH WILL HURT OUR FINANCIAL CONDITION

    We are currently in the early stages of marketing several of our new products, and there can be no assurance that any of these products will be successful or will produce significant revenues or profits. In addition, a number of our product development projects are in the early stages, and these projects may not be successful. The success of these and future products depends on many variables, including the ability to produce and make available to the market consistent, premium quality fruits and vegetables on a year-round basis, consumers' willingness to pay higher prices for premium quality fruits and vegetables, and retailers' willingness to carry such fruits and vegetables.

IF THE PUBLIC IS UNWILLING TO ACCEPT GENETICALLY ENGINEERED PRODUCTS WE WILL NOT
  RECOUP OUR DEVELOPMENT AND PRODUCTION COSTS WHICH WILL HURT OUR FINANCIAL CONDITION

    Our second generation products are being developed through the use of genetic engineering. The commercial success of these products will depend in part on public acceptance of the cultivation and consumption of genetically engineered products. We cannot assure you that these products will gain sufficient public acceptance to be profitable, even if these products obtain the required regulatory approvals.

WE MAY NOT BE SUCCESSFUL IN OBTAINING PATENTS, PROTECTING OUR TRADE SECRETS AND
  CONDUCTING OUR BUSINESS WITHOUT INFRINGING ON THE RIGHTS OF OTHERS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

    Our success depends, in part, on our ability to obtain and enforce patents, maintain trade secret protection, and conduct our business without infringing the proprietary rights of others. If others develop competing technologies and market competing products, our sales could be adversely affected. If we are not able to maintain our trade secrets or to enforce our patents, our competitive position could be adversely affected. If others obtain patents covering part of our technology, our research efforts could be adversely affected. In addition, we license technology from third parties. If we cannot maintain these licenses, or if we cannot obtain licenses to other useful technology on commercially reasonable terms, our research efforts could be adversely affected.

RISKS RELATING TO OUR FINANCIAL CONDITION

WE MAY CONTINUE TO SUSTAIN LOSSES AND ACCUMULATE DEFICITS IN THE FUTURE

    We have sustained losses in 1996, 1997 and 1998. The factors that caused these losses, including factors described in this section, may continue to limit our ability to make a profit in the future.

EVEN AFTER THE RIGHTS OFFERING, WE MAY NEED ADDITIONAL FINANCING TO EXECUTE OUR
  ACQUISITION STRATEGY, WHICH COULD HURT OUR GROWTH AND FINANCIAL CONDITION

    The recapitalization program is intended to allow us to repay certain of our outstanding debt and raise additional working capital. Even after the completion of the recapitalization program we may need additional capital to meet our working capital requirements. Our projected cash flows from operations and existing capital resources, including our existing credit lines, may not be sufficient to allow us to pursue proposed business strategies to acquire additional producers, distributors, marketers and additional rights to technologies. Therefore, our ability to pursue these acquisitions may depend on our ability to obtain additional capital, which could cause us to incur additional debt or issue additional equity securities. We cannot assure you that additional capital will be available on satisfactory terms, if at all, and, as a result, we may be restricted in our pursuit of future growth and acquisition strategies.

WE MAY NOT BE ABLE TO ADAPT OUR MANAGEMENT INFORMATION SYSTEMS AND CONTROLS TO
  KEEP PACE WITH OUR RAPID GROWTH, WHICH COULD HURT OUR FINANCIAL CONDITION

    Our business has undergone rapid growth through acquisition of complementary businesses. As a result of this rapid growth, significant strains have been placed on the management, operations and financial resources of our subsidiaries. The realization of our business strategy depends on, among other things, our ability to adapt management information systems and controls and to hire, train and retain qualified employees to allow these operations to be effectively managed. The geographic separation of our subsidiaries' operations exacerbates these issues.

RISKS RELATING TO OUR INTERNATIONAL OPERATIONS

LEGAL LIMITATIONS COULD AFFECT OUR OWNERSHIP OF RURAL LAND IN MEXICO, WHICH
  COULD DECREASE OUR SUPPLY OF PRODUCE CAUSING A DECREASE IN OUR REVENUES AND PROFITABILITY

    Agricola Batiz owns a substantial amount of rural land in Mexico which it uses to grow fresh fruits and vegetables. Historically, the ownership of rural land in Mexico has been subject to legal limitations and claims by residents of rural communities, which in some cases could lead to the owner being forced to surrender its land. Though Agricola Batiz is in compliance with all applicable legal limitations, Agricola Batiz has been, and continues to be, involved in land dispute proceedings as part of its ordinary course of business. Agricola Batiz has not lost any land as a result of these proceedings. If Agricola Batiz is required to surrender any of its land, the volume of fresh fruits and vegetables it produces would decline and adversely affect our profitability.

CURRENCY FLUCTUATIONS AND INFLATION CAN INCREASE THE COST OF OUR PRODUCTS IN THE
  UNITED STATES AND ABROAD WHICH DECREASES OUR REVENUES AND PROFITABILITY

    The currency exchange rates in Mexico have historically been volatile. For example, in December 1994, the Mexican government announced its intention to float the Mexican peso against the United States dollar and, as a result, the peso devalued over 40% relative to the dollar during that month. These exchange rate fluctuations impact our subsidiaries' business. If the value of the peso decreases relative to the value of the dollar, then (a) imports of produce into Mexico for distribution by our subsidiaries become more expensive in peso terms and therefore more difficult to sell in the Mexican market and (b) inflation that generally accompanies reductions in the value of the peso reduces the purchasing power of Mexican consumers, which reduces the demand for all products including produce and, in particular, imported, branded or other premium-quality produce. Conversely, if the value of the peso increases relative to the value of the dollar, Mexican production costs increase in dollar terms, which results in lower margins or higher prices with respect to produce grown in Mexico and sold in the United States and Canada.

VOLATILE INTEREST RATES IN MEXICO CAN INCREASE OUR CAPITAL COSTS

    Historically, interest rates in Mexico have been volatile, particularly in times of economic unrest and uncertainty. High interest rates restrict the availability and raise the cost of capital for our Mexican subsidiaries and for growers and other Mexican parties with whom we do business, both for borrowings denominated in pesos and for borrowings denominated in dollars. Costs of operations for our Mexican subsidiaries are higher as a result.

TRADE DISPUTES BETWEEN THE UNITED STATES AND MEXICO CAN RESULT IN TARIFFS,
  QUOTAS AND BANS ON IMPORTS, INCLUDING OUR PRODUCTS, WHICH CAN HURT OUR FINANCIAL CONDITION

    Notwithstanding the enactment of the North American Free Trade Agreement, Mexico and the United States from time to time are involved in trade disputes. The United States has, on occasion, imposed tariffs, quotas, and importation bans on products produced in Mexico. Because some of our subsidiaries produce products in Mexico which we sell in the United States, such actions, if taken, could adversely affect our business.

GENERAL BUSINESS RISKS

OUR OPERATIONS MAY BE SIGNIFICANTLY AFFECTED BY THE YEAR 2000 PROBLEM

    The Year 2000 problem refers to errors that may occur as a result of computers using two digits rather than four digits to define the applicable year. Software and hardware may recognize a date using "00" as the year 1900, rather than the year 2000. The failure to identify and/or properly correct a Year 2000 problem could result in an interruption in, or a failure of certain normal business activities or operations. Such failures could materially and adversely affect our ability to process transactions, send invoices, or engage in other normal business activities. However, our Year 2000 project is expected to be completed by July 31, 1999. With the completion of this project as scheduled, we believe that the possibility of significant interruptions of normal business activities and operations will be reduced.

BIONOVA INTERNATIONAL HAS SUBSTANTIAL CONTROL OVER OUR COMPANY AND CAN AFFECT
  VIRTUALLY ALL DECISIONS MADE BY OUR STOCKHOLDERS

    Bionova International beneficially owns 18,076,839 shares of our common stock accounting for 76.6% of all issued and outstanding shares. As a result, Bionova International has the requisite voting power to significantly affect virtually all decisions made by Bionova and our stockholders, including the power to elect all of our directors and to block corporate actions such as an amendment to most provisions of our certificate of incorporation.

RISKS RELATING TO THE RIGHTS OFFERING

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR OWNERSHIP INTEREST MAY BE DILUTED

    If you do not exercise all of your rights, you may experience dilution of your percentage ownership in our common stock relative to stockholders who exercise their rights. For example, if Bionova International exercises the 4,427,195 rights it will retain and no other stockholder exercises any rights, then Bionova International's percentage ownership will increase to 80.3% and the other stockholders' proportionate interest in Bionova will decrease by approximately 3.7 percentage points. The chart below illustrates the potential dilution that could result if a stockholder who owns 100,000 shares of common stock fails to exercise its rights, and other stockholders (including Bionova International) exercise all their rights.

                                                                                        AFTER THE RIGHTS OFFERING
                                                                  AFTER THE RIGHTS      ASSUMING ALL STOCKHOLDERS
                                                               OFFERING ASSUMING ALL         OTHER THAN THIS
                                               BEFORE THE      STOCKHOLDERS EXERCISE      STOCKHOLDER EXERCISES
                                            RIGHTS OFFERING          ALL RIGHTS               THEIR RIGHTS
                                            ----------------  ------------------------  -------------------------
Shares owned by stockholder...............         100,000               175,000                    100,000
Total number of common shares
  outstanding.............................      23,588,031            32,148,620                 32,073,620
Stockholder's percentage ownership........            0.42%                 0.54%                      0.31%
Book Value per Share (as of December 31,
  1998)...................................    $       1.79          $       2.84              $        2.83

BECAUSE NO PRIOR MARKET FOR THE RIGHTS EXISTS, YOU MAY BE UNABLE TO SELL OR
  TRANSFER THE RIGHTS

    You are permitted to sell or transfer your rights, but we cannot assure you that such a sale will be practicable or profitable. There is currently no active trading market for the rights and we do not intend to apply for a listing or quotation for the rights on any stock exchange or stock market. We, therefore, cannot assure you that you will be able to sell your rights at all or at a satisfactory price.

THE SALE OF A SUBSTANTIAL AMOUNT OF COMMON STOCK MAY AFFECT THE MARKET PRICE

    If substantial amounts of common stock are sold in the public market following the rights offering, the market price of the common stock could be adversely affected. If the rights offering is fully subscribed, we will have approximately 32,148,620 shares of common stock outstanding. Of those shares, approximately 22,504,034 shares (70% percent) will be held by Bionova International. Bionova International is an "affiliate" of Bionova under Rule 144 of the Securities Act of 1933 and therefore the shares of common stock owned by Bionova International will be subject to the volume limitations of Rule 144 and other resale restrictions. The sale of a substantial number of these shares at any time or over time could adversely affect the market price of our common stock. We cannot predict the effect that the availability and future sales of common stock could have on the market price.

                              THE RIGHTS OFFERING

THE RIGHTS

    We are distributing transferable rights to holders of our common stock on
            , 1999, at no cost to the stockholders. We will give you three
rights for every four shares of common stock that you owned on             ,
1999. You will not receive fractional rights during the rights offering, but instead we will round your number of rights up to the nearest whole number. Each right will entitle you to purchase one share of common stock for $5.75.

SUBSCRIPTION RIGHT

    Each right will entitle you to receive, upon payment of $5.75 to us, one share of common stock. We will send you certificates representing the shares that you purchase pursuant to your rights as soon as practicable after you exercise your rights.

EXPIRATION DATE

    The rights will expire at 5:00 p.m., New York City Time, on May 31, 2000, unless we decide to extend the rights offering. We currently do not intend to extend the rights offering. If you do not exercise your rights prior to May 31, 2000, your rights will be null and void. We will not be required to issue shares of common stock to you if our rights agent receives your rights certificate or your payment after that date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the Guaranteed Delivery Procedures described below.

DETERMINATION OF SHARE PRICE

    Our Board of Directors decided to set an exercise price of $5.75 per share as a result of arms-length negotiation with Bionova International. The $5.75 per share price should not be considered an indication of the actual value of our company or our common stock. The market price of our common stock may increase or decrease during the rights offering. You may not be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $5.75 per share.

    The exercise price for the rights and the number of shares of common stock issuable on exercise of the rights are subject to adjustment in certain circumstances. These circumstances include the occurrence of a stock dividend, recapitalization, reorganization, or a merger or consolidation.

TRANSFERABILITY OF RIGHTS

    You may transfer the rights evidenced by a single rights certificate in whole by endorsing the rights certificate for transfer in accordance with the accompanying instructions. You may transfer a portion of the rights evidenced by a single rights certificate (but not fractional rights) by delivering to the rights agent a rights certificate properly endorsed for transfer, with instructions to register a portion of the rights evidenced by the rights certificate in the name of the transferee and to issue a new rights certificate to the transferee evidencing the transferred rights. In such event, a new rights certificate evidencing the balance of the rights will be issued to you, or, if you so instruct, to an additional transferee.

    We cannot assure you that selling your rights will be practicable or profitable. There is currently no active trading market for the rights. We do not intend to apply for a listing or quotation for the rights on any stock exchange or stock market. We cannot assure you that you will be able to sell your rights at all or at a satisfactory price.

    If you wish to transfer all or a portion of your rights (but not fractional rights), you should allow a sufficient amount of time prior to May 31, 2000, for

    - the transfer instructions to be received and processed by the rights agent;

    - a new rights certificate to be issued and transmitted to the transferee or transferees with respect to the transferred rights, and to you with respect to retained rights; and

    - the rights evidenced by the new rights certificates to be exercised by the recipients.

    Neither we nor the rights agent will be liable to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to May 31, 2000.

    Except for the fees charged by the rights agent (which we will pay, as described below), you will be responsible for paying any commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, exercise or transfer of the rights. Neither we nor the rights agent will pay any such commissions, fees or expenses.

EXERCISE OF RIGHTS

    You may exercise your rights by delivering to the rights agent on or prior to May 31, 2000:

    - A properly completed and duly executed rights certificate;

    - Any required signature guarantees; and

    - Payment in full of $5.75 per share of common stock to be purchased through the exercise of rights.

    You should deliver your rights certificate and payment to the address set forth below under "--Rights Agent."

METHOD OF PAYMENT

    Payment for the shares must be made by:

    - cashier's check or bank draft drawn upon a United States bank or a postal, telegraphic or express money order payable to "The Bank of New York Company, Inc., as Rights Agent"; or

    - wire transfer of funds to the account maintained by the rights agent for such purpose at:

              The Bank of New York
               ABA Number: 021000018
               A/C Number: 8900060603
               Reference: Bionova Holding Corporation & Stephen M. Gilbert

    If you are purchasing an aggregate number of shares of common stock totaling $500,000 or more, we may agree to an alternative payment method. If you use an alternative payment method, the rights agent must receive the full amount of your payment in currently available funds within one Nasdaq National Market trading day prior to May 31, 2000.

    Payment will be deemed to have been received by the rights agent only upon:

    - clearance of any uncertified check;

    - receipt by the rights agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

    - receipt of funds by the rights agent through an alternative payment method.

    PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU WISH TO PAY BY MEANS OF AN UNCERTIFIED PERSONAL CHECK, WE URGE YOU TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF MAY 31, 2000, TO ENSURE THAT THE PAYMENT IS RECEIVED AND CLEARS BEFORE THAT DATE. WE ALSO URGE YOU TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

GUARANTEED DELIVERY PROCEDURES

    If you want to exercise your rights, but time will not permit your rights certificate to reach the rights agent on or prior to May 31, 2000, you may exercise your rights if you satisfy the following guaranteed delivery procedures:

    - You send, and the rights agent receives, payment in full for each share of common stock being purchased through the rights on or prior to May 31, 2000;

    - You send, and the rights agent receives, on or prior to May 31, 2000, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the rights. The notice of guaranteed delivery must guarantee the delivery of your rights certificate to the rights agent within three Nasdaq National Market trading days following the date of the notice of guaranteed delivery; and

    - You send, and the rights agent receives, your properly completed and duly executed rights certificate, including any required signature guarantees, within three Nasdaq National Market trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the rights agent in the same manner as your rights certificate at the addresses set forth below, or may be transmitted to the rights agent by facsimile transmission, to facsimile number (212) 815-6213. You can obtain additional copies of the form of notice of guaranteed delivery by requesting it from the rights agent at the address set forth below under
     "--Rights Agent."

SIGNATURE GUARANTEES

    Signatures on the rights certificate must be guaranteed by an eligible guarantor institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the rights agent. Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

    Signatures on the rights certificate do not need to be guaranteed if:

    - the rights certificate provides that the shares of common stock to be purchased are to be delivered directly to you, the record owner of such rights; or

    - the rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

    If you hold shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, you should notify the respective beneficial owners of such shares as soon as possible to obtain instructions with respect to the rights beneficially owned by them.

    If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him to effect transactions in accordance with your instructions.

FOREIGN STOCKHOLDERS

    If your address is outside of the United States or is an APO or FPO address, we will not mail your rights to you, but the rights agent will hold the rights for your account. To exercise your rights you must notify the rights agent by completing an international rights form, which will be mailed to you instead of a rights certificate. You should mail or telecopy the international rights form to the rights agent's address and telecopy number, set forth on page 16.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

    If you do not specify the number of rights being exercised on your rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the rights agent receives from you.

    If your payment exceeds the total purchase price for all of the rights shown on your rights certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the rights certificate(s) that you wished to purchase through your rights;

(2) to subscribe for shares of common stock until your rights have been fully exercised.

    Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

    PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE RIGHTS CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.

    DO NOT SEND RIGHTS CERTIFICATES TO US.

    YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR RIGHTS CERTIFICATES, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE RIGHTS AGENT AND CLEARANCE OF PAYMENT PRIOR TO MAY 31, 2000. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

OUR DECISION BINDING

    All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us and our determinations will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within an amount of time as we may determine, or reject the purported exercise of any right by reason of any defect or irregularity in the exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the rights agent will be under any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or incur any liability for failure to give such notification.

NO REVOCATION

    AFTER YOU HAVE EXERCISED YOUR RIGHTS, YOU MAY NOT REVOKE THAT EXERCISE.

FEES AND EXPENSES

    We will pay all fees charged by the rights agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise or transfer of the rights. Neither we nor the rights agent will pay such expenses.

RIGHTS AGENT

    We have appointed The Bank of New York Company, Inc. as rights agent for the rights offering. The rights agent's address for packages sent my mail is:

    The Bank of New York
    Tender & Exchange Department
    P.O. Box 11248
    Church Street Station
    New York, New York 10286-1248

    or if sent by courier or overnight delivery:

    The Bank of New York
    Tender & Exchange Department
    101 Barclay Street
    Receive and Deliver Window
    New York, New York 10286

    The rights agent's telephone number is (800) 507-9357.

    You should deliver your rights certificate, payment of the exercise price and notice of guaranteed delivery (if any) to the rights agent. Eligible institutions may deliver the notice of guaranteed delivery by facsimile at (212) 815-6213.

    We will pay the fees and expenses of the rights agent, which we estimate will total $8,000. We have also agreed to indemnify the rights agent from any liability which it may incur in connection with the rights offering.

IF YOU HAVE QUESTIONS

    If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus, the instructions, or the notice of guaranteed delivery, you should contact the information agent:

    Corporate Investor Communications, Inc.
    111 Commerce Road
    Carlstadt, New Jersey 07072
    (877) 460-2558

                                USE OF PROCEEDS

    We will apply the net proceeds from the rights offering first to repay certain of our outstanding debt and for additional working capital.

    The rights offering is part of a recapitalization program, adopted by our Board of Directors in October 1998. The first phase of the program commenced on October 1, 1998 when Bionova International, our majority stockholder, purchased a total of 5,217,391 shares of our common stock at $5.75 per share for an aggregate purchase price of approximately $30 million. We used a portion of the proceeds from Bionova International's investment to repay approximately $13 million of outstanding indebtedness to Bionova International and its affiliates.

    The second phase of the recapitalization program is this rights offering. Our Board of Directors approved the rights offering to allow our stockholders, other than Bionova International, the right to invest in our common stock on the same terms as Bionova International and share in any benefits resulting from Bionova International's $30 million investment, and to allow you to purchase additional shares of common stock proportional to your existing interest in our common stock.

    If all of our stockholders, including Bionova International, exercise all of the rights other than the 9,130,435 rights Bionova International will surrender to us at no cost, our net proceeds as a result of the exercise will be approximately $49.2 million. However, we cannot assure you that any of our stockholders will exercise their rights or that there will be any proceeds at all.

                              PLAN OF DISTRIBUTION

    Promptly following the effective date of the registration statement that contains this prospectus, we will distribute the rights and copies of this
prospectus to individuals who own shares of common stock on             , 1999.
If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it, with payment for the shares, to the rights agent, The Bank of New York Company, Inc., at the address on page 16. See "The Rights Offering--Exercise of Rights" for more information concerning the exercise of your rights.

    If you have any questions, you should contact our information agent, Corporate Investor Communications, Inc. at the telephone number and address on page 16. At the conclusion of the rights offering, we will pay the information agent a fee which we estimate will total $8,000 for its services as information agent.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summarizes the material federal income tax considerations of the rights offering to you and Bionova. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to our stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the rights and shares issued to you during the rights offering constitute capital assets.

    Receipt and exercise of the rights distributed pursuant to the rights offering is intended to be nontaxable to our stockholders, and the following summary assumes they will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as a nontaxable distribution, you would be treated as receiving a dividend (to the extent of our current and accumulated earnings and profits) equal to the fair market value of the rights on their distribution date and expiration of the rights would result in a capital loss.

    THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                         TAXATION OF U.S. STOCKHOLDERS

    The following summary is a general discussion of certain United States federal income tax consequences applicable under current law to the rights offering to U.S. stockholders. For purposes of this offering, the term "U.S. stockholder" means a stockholder who is for United States federal income tax purposes is:

(a) a citizen or resident of the United States;

(b) a corporation or other entity created or organized under the laws of the United States or of any political subdivision thereof;

(c) an estate, the income of which is subject to United States federal income taxation regardless of its source;

(d) a trust whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust; or

(e) a person whose worldwide income or gain is otherwise subject to United States federal income tax regardless of source or that is otherwise subject to United States federal income taxation on a net income basis.

RECEIPT OF A RIGHT

    You will not recognize any gain or other income upon receipt of a right.

TAX BASIS AND HOLDING PERIOD OF RIGHTS

    Your tax basis in each right will depend on whether you exercise the right, transfer the right, or allow the right to expire. If you exercise or transfer a right, your tax basis in the right generally will be determined by allocating the tax basis of your common stock on which the right is distributed between the common stock and the right, in proportion to their relative fair market values on the date of distribution of the right. However, if the fair market value of your rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each right will be deemed to be zero, unless you elect to allocate tax basis to your rights by attaching an election statement to your federal income tax return for 1999.

    If you allow a right to expire, it will be treated as having no tax basis.

    Your holding period for a right will include your holding period for the share of common stock upon which the right is issued.

EXPIRATION OF RIGHTS

    You will not recognize any gain or loss upon the expiration of a right.

TRANSFER OF RIGHTS

    If you sell any of your rights, you will recognize a gain or loss equal to the difference between the sale proceeds and your basis (if any) in the rights sold. If your holding period for the rights (determined as described above) is more than one year, such gain or loss generally will be long-term capital gain or loss.

EXERCISE OF RIGHTS

    You generally will not recognize a gain or loss on the exercise of a right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your rights.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements may apply to dividend payments on common stock received when you exercise your rights and to payments on the proceeds of a sale of the rights or common stock. A 31% backup withholding tax may apply to these payments unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate your exemption, or (ii) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the requirements of the backup withholding rules.

    In addition, if shares of the common stock you acquire when you exercise your rights are sold to, or through, a "broker," the broker may be required to withhold 31% of the entire sales price, unless either (i) the broker determines that you are a corporation or other exempt recipient or (ii) you provide, in the required manner, certain identifying information. This type of sale must also be reported by the broker to the IRS, unless the broker determines that you are an exempt recipient. The term "broker" as defined in Treasury regulations includes all persons who, in the ordinary course of their business, stand ready to effect sales made by others.

    Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your United States federal income tax, provided that the required information is furnished to the IRS.

                       TAXATION OF NON-U.S. STOCKHOLDERS

    The following discussion is limited to the United States federal income tax consequences relevant to a stockholder who is not a U.S. stockholder.

TRANSFER OF RIGHTS OR COMMON STOCK

    You generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of the rights or the shares of common stock unless:

(a) the gain is effectively connected with the conduct of your U.S. trade or business;

(b) if you are an individual, you are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the transfer and certain other circumstances are present;

(c) you are subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain U.S. expatriates; or

(d) the gain is subject to tax under Section 897 of the Internal Revenue Code regarding "United States real property interests."

    We believe the rights and the shares of common stock that you receive when you exercise your rights should not be "United States real property interests" within the meaning of Section 897(c) of the Internal Revenue Code. Consequently, you should not be subject to United States federal income tax or withholding tax under Section 897 of the Internal Revenue Code on the amount of gain you realize on the sale or exchange of the rights or the common stock. If you are subject to United States federal income tax or withholding tax under another exception, you will be subject to the rules discussed in the section above entitled "Taxation of U.S. Stockholders," except for certain rules related to dividends and branch profits tax discussed below.

DIVIDENDS ON COMMON STOCK

    Generally, dividends received by you with respect to the common stock you receive when you exercise your rights will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividend. This rate may be reduced by an applicable income tax treaty and compliance with certain requirements that you document your entitlement to the benefits of the treaty. If the dividends are effectively connected with the conduct of a U.S. trade or business by you, the dividends will be taxed at the graduated rates applicable to U.S. citizens, resident aliens, and domestic corporations and would not be subject to United States withholding tax if you give an appropriate statement to the withholding agent prior to payment of the dividend. Treasury regulations that will be effective January 1, 2000, provide alternative methods for establishing exemptions from or reductions of withholding on payments to foreign persons, including exemptions for payments through certain qualified intermediaries.

BRANCH PROFITS TAX

    If you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or lower treaty rate on dividends or capital gains that are effectively connected to the conduct of a U.S. trade or business. You should consult applicable income tax treaties, which may include different rules, subject to compliance with certain requirements that you document your entitlement to treaty benefits.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information, and information reporting will not apply to payments of dividends or payments made of the proceeds from the disposition of rights or common stock to or through the U.S. office of any broker if you certify to your non-U.S. status under penalties of perjury or otherwise establish an exemption. This of course assumes that the payor does not have actual knowledge that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

    We must report annually to the IRS and to each of you any dividends that are subject to withholding or that are exempt from U.S. withholding tax. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which you reside.

    Any amounts withheld under the backup withholding rules from a payment to you generally should be allowed as a refund or a credit against your United States federal income tax liability, provided that the requisite procedures are followed.

                    TAXATION OF BIONOVA HOLDING CORPORATION

    We will not recognize any gain, other income or loss upon the issuance of the rights, the lapse of the rights, or the receipt of payment for shares of common stock upon exercise of the rights.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is quoted on the Nasdaq National Market. From September 27, 1996 to April 28, 1999, our common stock traded under the symbol "DNAP." Since April 29, 1999, our common stock has traded under the symbol "BNVA." The following table shows the quarterly high and low closing sales price per share for our common stock as reported on the Nasdaq National Market for the periods indicated.

                                                                                           HIGH      LOW
                                                                                          -------  -------
1999
  First Quarter..........................................................................   4        3
  Second Quarter (through April 16, 1999)................................................   3 5/8    3 1/8

1998
  First Quarter..........................................................................   4 1/2    3 7/8
  Second Quarter.........................................................................   4 5/8    3 3/4
  Third Quarter..........................................................................   4 3/8    3 1/8
  Fourth Quarter.........................................................................   3 7/8    3 1/8

1997
  First Quarter..........................................................................   6        3 5/8
  Second Quarter.........................................................................   4 3/4    3 1/2
  Third Quarter..........................................................................   5 3/8    3 5/8
  Fourth Quarter.........................................................................   5        4

    On April 20, 1999 the last reported sale price of the common stock on the Nasdaq National Market was $3 1/8 per share. As of April 14, 1999 there were 1,546 record holders of the common stock.

    We have never paid cash dividends. Our management intends to retain any future earnings for payment of our outstanding indebtedness and for the operation and expansion of our business and does not anticipate paying any cash dividends in the foreseeable future.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Thompson & Knight, P.C., Dallas, Texas. Our corporate secretary, Joe A. Rudberg, is a shareholder in the firm of Thompson & Knight, P.C.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    IF YOU WOULD LIKE ADDITIONAL INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy this information at the SEC's public reference rooms, which are located at:

                       7 World Trade Center, Suite
450 Fifth Street, NW               1300
Washington, DC 20549        New York, NY 10048

        500 West Madison Street, Suite 1400
               Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov.).

    Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write:

    Julie Huang
    Investor Relations
    Bionova Holding Corporation
    c/o Edelman Financial Worldwide
    1500 Broadway
    New York, New York 10036-4015
    (212) 768-0550

    We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we have filed with the SEC. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

    (1) Annual Report on Form 10-K for the year ended December 31, 1998;

    (2) Definitive Proxy Statement relating to our 1999 annual meeting of stockholders;

    (3) Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

    As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

    You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

    Prospective investors may rely on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

                                     [LOGO]

      RIGHTS AGENT:                 INFORMATION AGENT:

                            Corporate Investor Communications,
  The Bank of New York                     Inc.
   101 Barclay Street                111 Commerce Road
New York, New York 10286        Carlstadt, New Jersey 07072
     (800) 507-9357                   (877) 460-2558

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the rights offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the Nasdaq National Market.

Securities and Exchange Commission filing fee..................  $13,703.28
Nasdaq listing fee.............................................  $17,500.00
Printing fees and expenses.....................................   25,000.00
Legal fees and expenses........................................   22,000.00
Information agent fee..........................................    8,000.00
Blue sky fees and expenses.....................................    5,000.00
Rights agent fee...............................................    8,000.00
Miscellaneous..................................................   10,000.00
  Total........................................................  $109,203.28
                                                                 ----------
                                                                 ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful. Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Article Five of our Certificate of Incorporation and Article VI of our By-laws provide in effect for our indemnification of each of our directors and officers to the fullest extent permitted by applicable law.

ITEM 16.  EXHIBIT INDEX

 EXHIBIT NO.                                                DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        4.1    Form of Rights Agreement by and between DNAP Holding Corporation and The Bank of New York Company,
                 Inc. as rights agent (including form of right certificate)
        4.2    Form of Letter to Stockholders
        4.3    Form of Rights Certificate
        4.4    Form of Instructions for Rights Certificate
        4.5    Form of Letter to Brokers
        4.6    Form of Letter to Clients
        4.7    Form of Notice of Guaranteed Delivery
        4.8    Form of Letter to Foreign Stockholders
        4.9    Form of Guidelines to Form W-9
        5      Opinion of Thompson & Knight, P.C.
       23.1    Consent of Thompson & Knight, P.C. (included in Exhibit 5)
       23.2    Consent of independent accountants
       24      Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterrey and State of Nuevo Leon, Mexico on April 21, 1999.

                                              DNAP HOLDING CORPORATION

                                                    By:  /s/ BERNARDO JIMENEZ
                                                         ------------------------------------------
                                                         Bernardo Jimenez
                                                         Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 21, 1999. Each of the undersigned officers and directors of the registrant hereby constitutes Bernardo Jimenez and Arthur H. Finnel and each of them, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith (including post-effective amendments), making such changes in the registration statement as the registrant deems appropriate, and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

          SIGNATURE                       TITLE                   DATE
------------------------------  --------------------------  ----------------
                                Chief Executive Officer
     /s/ BERNARDO JIMENEZ         and Chairman of the
------------------------------    Board (Principal            April 21, 1999
       Bernardo Jimenez           Executive Officer)

     /s/ ARTHUR H. FINNEL       Chief Financial Officer
------------------------------    (Principal Financial and    April 21, 1999
       Arthur H. Finnel           Accounting Officer)

      /s/ EVELYN BEREZIN
------------------------------  Director                      April 20, 1999
        Evelyn Berezin

       /s/ PETER DAVIS
------------------------------  Director                      April 19, 1999
         Peter Davis

      /s/ CARLOS HERRERA
------------------------------  Director                      April 21, 1999
        Carlos Herrera

------------------------------  Director                      April   , 1999
      Erik C. Jurgensen

------------------------------  Director                      April   , 1999
        Eugenio Najera

          SIGNATURE                       TITLE                   DATE
------------------------------  --------------------------  ----------------
      /s/ GERALD LAUBACH
------------------------------  Director                      April 19, 1999
        Gerald Laubach

     /s/ ALEJANDRO PEREZ
------------------------------  Director                      April 21, 1999
       Alejandro Perez

  /s/ CHRISTOPHER SOMERVILLE
------------------------------  Director                      April 19, 1999
    Christopher Somerville